EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President, Chief Operating Officer and Chief Financial Officer

(740) 927-8790

Chairman Agrees to Purchase Outstanding Public Shares of MPW

HEBRON, OHIO – April 5, 2006 – MPW Industrial Services Group, Inc. (“MPW”) (NASDAQ: MPWG), a leading provider of industrial cleaning services, announced today that on February 7, 2006, Monte Black, Chairman and CEO of MPW, delivered a written offer to the company’s board of directors to buy the outstanding public shares of MPW not controlled by Mr. Black or his immediate family for $2.40 per share.

In response to the original offer, the MPW board of directors established a Special Committee, consisting of Pete Klisares, Chairman, Alfred Friedman, Timothy A. Walsh and Luke Feck, all of whom are independent directors, to review the offer on behalf of the unaffiliated shareholders. The Special Committee retained Porter Wright Morris & Arthur LLP, as independent legal counsel, and Stout Risius Ross, Inc., as independent financial advisor, to assist the Special Committee in its review of the offer.

On April 5, 2006, the Special Committee met with Mr. Black to address the written offer of $2.40 per share. Pursuant to such discussions, Mr. Black increased his offer to $2.55 per share. Stout Risius Ross, Inc. delivered an oral opinion to the Special Committee that the revised offer of $2.55 per share was fair to the unaffiliated shareholders of MPW from a financial point of view.

Based upon the recommendation of the Special Committee, the board of directors of MPW approved the revised offer and approved recommending such offer to the shareholders of MPW for their approval.

The Black family controls approximately 59% of the outstanding shares of MPW. The offer of $2.55 per share represents a premium of 32% to the closing price per share of $1.93 on February 6, 2006, the day prior to Mr. Black’s submitting the original written offer to the board, and a premium of 22% to the average closing price of $2.09 for the 30-trading day period ending April 5, 2006.

Mr. Black intends to finance the acquisition through a combination of equity contributed by Mr. Black and debt. Mr. Black has executed a commitment letter from LaSalle Bank NA, which has agreed to provide the required debt financing for the acquisition. Mr. Black has also engaged LaSalle Corporate Finance to serve as investment advisor to Mr. Black and the acquisition vehicle that will be created in connection with the proposed transaction.

In his offer letter, Mr. Black informed the Special Committee that he has no interest in selling MPW or his stake in MPW to a third party.

The parties have not yet entered into a definitive agreement but expect to enter into a definitive agreement within the next several days. The definitive agreement will be subject to various customary conditions, including the approval of the shareholders of MPW and the simultaneous closing of debt financing arrangements with LaSalle Bank NA.

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers four principal service lines that are integral to a wide variety of manufacturing processes. These four service lines are industrial cleaning, facility maintenance and support services, industrial container cleaning and industrial process water purification.

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.